News Release F r o m S c a n S o f t, I n c.

Contacts:

Richard Mack ScanSoft, Inc. Tel: 978-977-2175 Email: richard.mack@scansoft.com	Jonna Schuyler ScanSoft, Inc. Tel: 978-977-2038 Email: jonna.schuyler@scansoft.com

ScanSoft Names BDO Seidman, LLP,
as New Accounting Firm

Company Announces Change of Fiscal Year-End

PEABODY, Mass., October 25, 2004 – ScanSoft, Inc. (Nasdaq: SSFT), the global leader of speech and imaging solutions, today announced that the Company and its audit committee have engaged BDO Seidman, LLP as its new independent registered public accounting firm, effective immediately. BDO Seidman is a leading national professional services firm providing tax, assurance, financial advisory and consulting services to private and publicly traded businesses.

“We are pleased to retain the services of BDO Seidman, a firm that is highly respected across industries and among its peers,” said Jamie Arnold, senior vice president and chief financial officer for ScanSoft. “BDO brings an ideal blend of domestic and international capabilities to assist ScanSoft during its growth and provides the skilled resources required to comply with regulatory requirements including those in the Sarbanes-Oxley Act.”

ScanSoft today also announced that its board of directors has approved a change in the Company’s fiscal year-end to September 30, 2004 from December 31, 2004. This change moves the annual audit into a non-peak period and improves the Company’s ability to obtain external audit-related support necessary to ensure compliance with regulatory requirements.

As a result of the change in fiscal year, ScanSoft will file a report on Form 10-KT covering the nine-month period ended September 30, 2004, in lieu of filing a separate quarterly report on Form 10-Q for the quarter ended September 30, 2004. The Form 10-KT will include audited financial statements and is scheduled to be filed in January 2005.

About BDO Seidman, LLP
BDO Seidman, LLP is a leading national professional services firm providing tax, assurance, financial advisory and consulting services to private and publicly traded businesses. For more than 90 years, the firm has provided quality service and leadership through the active involvement of our most experienced and committed professionals. BDO Seidman serves clients through more than 35 offices and 250 independent alliance firm locations nationwide. As a Member Firm of BDO International, BDO Seidman, LLP serves multi-national clients by leveraging a global network of resources comprised of nearly 600 member firm offices in 99 countries. BDO International is a worldwide network of public accounting firms, called BDO Member Firms, serving international clients. Each BDO Member Firm is an independent legal entity in its own country. For more information on BDO Seidman, visit our Web site at www.bdo.com.

About ScanSoft, Inc.
ScanSoft, Inc. (Nasdaq: SSFT) is the global leader of speech and imaging solutions that are used to automate a wide range of manual processes – saving time, increasing worker productivity and improving customer service. For more information regarding ScanSoft products and technologies, please visit www.scansoft.com.

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Trademark reference: ScanSoft and the ScanSoft logo are registered trademarks or trademarks of ScanSoft, Inc. in the United States and other countries. All other company or product names mentioned may be the trademarks of their respective owners.